Exhibit 10.2

SECOND AMENDMENT

Second Amendment dated as of April 17, 2020 (this “Amendment”) to the Credit Agreement dated as of April 18, 2017 (as amended by the First Amendment dated as of June 29, 2018 and as further amended, supplemented or otherwise modified from time to time, the “Credit Agreement” and, as amended by this Amendment, the “Amended Credit Agreement”), among HENRY SCHEIN, INC. (the “Parent Borrower”), the several lenders from time to time party thereto (the “Lenders”), JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”), and the other agents party thereto. JPMORGAN CHASE BANK, N.A. is acting as sole lead arranger and sole lead bookrunner in connection with this Amendment.

W I T N E S S E T H:

WHEREAS, the Parent Borrower, the Lenders and the Administrative Agent are parties to the Credit Agreement, and the Parent Borrower has requested that the Credit Agreement be amended as set forth herein to, among other things, effect certain changes to the covenant set forth in subsection 8.1 of the Credit Agreement;

WHEREAS, the Lenders party hereto are willing to effect the amendments set forth herein on the terms and subject to the conditions of this Amendment;

NOW, THEREFORE, in consideration of the premises contained herein, the parties hereto agree as follows:

SECTION 1. Defined Terms. Unless otherwise defined herein, capitalized terms are used herein as defined in the Credit Agreement as amended hereby.

SECTION 2. Amendments to the Credit Agreement. Effective as of the Second Amendment Effective Date, the Credit Agreement is hereby amended as follows:

(a)    Section 1.1 of the Credit Agreement is hereby amended by adding the following new definitions in alphabetical order:

“Affected Financial Institution”: (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Benchmark Replacement”: the sum of: (a) the alternate benchmark rate (which may be a SOFR-Based Rate) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body and/or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the LIBO Rate for U.S. dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than 1.00%, the Benchmark Replacement will be deemed to be 1.00% for the purposes of this Agreement; provided further that any such Benchmark Replacement shall be administratively feasible as determined by the Administrative Agent in its sole discretion.

“Benchmark Replacement Adjustment”: the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBO Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBO Rate with the applicable Unadjusted Benchmark

Replacement for U.S. dollar-denominated syndicated credit facilities at such time (for the avoidance of doubt, such Benchmark Replacement Adjustment shall not be in the form of a reduction to the Applicable Margin).

“Benchmark Replacement Conforming Changes”: with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date”: the earlier to occur of the following events with respect to the LIBO Rate:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the LIBO Screen Rate permanently or indefinitely ceases to provide the LIBO Screen Rate; or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event”: the occurrence of one or more of the following events with respect to the LIBO Rate:

(1) a public statement or publication of information by or on behalf of the administrator of the LIBO Screen Rate announcing that such administrator has ceased or will cease to provide the LIBO Screen Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Screen Rate;

(2) a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Screen Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the LIBO Screen Rate, a resolution authority with jurisdiction over the administrator for the LIBO Screen Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the LIBO Screen Rate, in each case which states that the administrator of the LIBO Screen Rate has ceased or will cease to provide the LIBO Screen Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Screen Rate; and/or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Screen Rate announcing that the LIBO Screen Rate is no longer representative.

“Benchmark Transition Start Date”: (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Majority Lenders, as applicable, by notice to the Borrower, the Administrative Agent (in the case of such notice by the Majority Lenders) and the Lenders.

“Benchmark Unavailability Period”: if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the LIBO Rate and solely to the extent that the LIBO Rate has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the LIBO Rate for all purposes hereunder in accordance with subsection 3.6 and (y) ending at the time that a Benchmark Replacement has replaced the LIBO Rate for all purposes hereunder pursuant to subsection 3.6.

“Compounded SOFR”: the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate (which may include compounding in arrears with a lookback and/or suspension period as a mechanism to determine the interest amount payable prior to the end of each Interest Period) being established by the Administrative Agent in accordance with:

(1) the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded SOFR; provided that:

(2) if, and to the extent that, the Administrative Agent determines that Compounded SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate that the Administrative Agent determines in its reasonable discretion are substantially consistent with any evolving or then-prevailing market convention for determining compounded SOFR for U.S. dollar-denominated syndicated credit facilities at such time;

provided, further, that if the Administrative Agent decides that any such rate, methodology or convention determined in accordance with clause (1) or clause (2) is not administratively feasible for the Administrative Agent, then Compounded SOFR will be deemed unable to be determined for purposes of the definition of “Benchmark Replacement.”

“Consolidated Net Debt”: at any date of determination, (a) Consolidated Total Debt minus (b) Unrestricted Cash in an aggregate amount not to exceed $250,000,000.

“Consolidated Net Leverage Ratio”: at any date of determination, the ratio of (a) Consolidated Net Debt on such date to (b) Consolidated EBITDA for the period of the four fiscal quarters ending on (or most recently ended prior to) such date.

“Corresponding Tenor”: with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the applicable Interest Period with respect to the LIBO Rate.

“Early Opt-in Election”: the occurrence of:

(1) (i) a determination by the Administrative Agent or (ii) a notification by the Majority Lenders to the Administrative Agent (with a copy to the Borrower) that the Majority Lenders have determined that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in subsection 3.6, are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the LIBO Rate, and

(2) (i) the election by the Administrative Agent or (ii) the election by the Majority Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders or by the Majority Lenders of written notice of such election to the Administrative Agent.

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Federal Reserve Bank of New York’s Website”: the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“LIBO Rate”: with respect to any Eurocurrency Borrowing for any Interest Period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the LIBO Rate shall be the Interpolated Rate.

“Relevant Governmental Body”: the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.

“Resolution Authority”: an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Second Amendment Effective Date”: as defined in the Second Amendment dated as of April 17, 2020 to this Agreement, among the Parent Borrower, the Lenders party thereto and the Administrative Agent.

“SOFR”: with respect to any day means the secured overnight financing rate published for such day by the NYFRB, as the administrator of the benchmark (or a successor administrator), on the Federal Reserve Bank of New York’s Website.

“SOFR-Based Rate”: SOFR, Compounded SOFR or Term SOFR.

“Term SOFR”: the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“UK Financial Institution”: any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority”: the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unrestricted Cash”: as at any date of determination, the aggregate amount of cash and Cash Equivalents included in the cash accounts that would be listed on the consolidated balance sheet of the Parent Borrower and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP and as calculated consistent with the manner disclosed by the Parent Borrower in its Annual Report on Form 10-K for the fiscal year ended December 31, 2016, to the extent such cash and Cash Equivalents are not (a) subject to a Lien securing any Indebtedness or other obligations or (b) classified as “restricted”.

(b)    The definition of “ABR” is hereby amended and restated in its entirety as follows:

““ABR”: for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1⁄2 of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that for the purpose of this definition, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day. Any change in the ABR due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively. If the ABR is being used as an alternate rate of interest pursuant to subsection 3.6 (for the avoidance of doubt, only until any amendment has become effective pursuant to subsection 3.6(b)), then the ABR shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.”

(c)    The definition of “Applicable Margin” is hereby amended and restated in its entirety as follows:

““Applicable Margin”: with respect to each day for LIBOR Loans and Swingline LIBOR Loans, and with respect to each ABR Loan, a rate per annum equal to (a) until delivery of financial statements for the second full fiscal quarter commencing on or after the Closing Date pursuant to subsection 7.1, 0.795% with respect to LIBOR Loans and Swingline LIBOR Loans and 0% with respect to ABR Loans, and (b) at any time thereafter, the applicable rate per annum based on the Consolidated Net Leverage Ratio for such day, as set forth under the relevant column heading below:

Tier	Consolidated Net Leverage Ratio	Applicable Margin for LIBOR Loans and Swingline LIBOR Loans (bps)	Applicable Margin for ABR Loans (bps)
I	>2.25:1.00	172.5	72.5
II	≤2.25:1.00 but >2.00:1.00	100.0	0
III	≤2.00:1.00 but >1.50:1.00	90.0	0
IV	≤1.50:1.00 but >0.50:1.00	79.5	0
V	≤0.50:1.00	69.0	0

The Applicable Margin for the purpose of paragraph (b) above will be set on the day which is five Business Days following the receipt by the Administrative Agent of the financial statements referenced in subsection 7.1(a) or subsection 7.1(b), as the case may be, and shall apply to all ABR Loans LIBOR Loans and Swingline LIBOR Loans (i.e., existing, new or additional Loans, or Loans which are continuations or conversions) then outstanding (i.e., subject to the below provisions, outstanding ABR Loans, LIBOR Loans and Swingline LIBOR Loans shall bear interest at the new Applicable Margin from and after the date any such margin is reset in accordance with the provisions hereof; prior to such time, such ABR Loans, LIBOR Loans and Swingline LIBOR Loans shall accrue interest based on the Applicable Margin relating to the period immediately prior to the time such margin is reset in accordance with the provisions hereof) or to be made on or after such date until, but not including, the next date on which the Applicable Margin is reset in accordance with the provisions hereof; provided, however, that notwithstanding the foregoing, if any financial statements are not received by the Administrative Agent within the time period relating to such financial statements as provided in subsection 7.1(a) or subsection 7.1(b) as the case may be, the Applicable Margin on all ABR Loans, LIBOR Loans and Swingline LIBOR Loans then outstanding or to be made on or after the date the Applicable Margin should have been reset in accordance with the foregoing provisions (i.e., assuming timely delivery of the requisite financial statements), until the day which is five Business Days following the receipt by the Administrative Agent of such financial statements, will be 1.725% for LIBOR Loans and Swingline

LIBOR Loans and 0.725% for ABR Loans; and further provided, however, that the Lenders shall not in any way be deemed to have waived any Event of Default or any remedies hereunder (including, without limitation, remedies provided in Section 9) in connection with the provisions of the foregoing proviso.”

(d)    The definition of “Bail-In Action” is hereby amended and restated in its entirety as follows:

““Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.”

(e)    The definition of “Bail-In Legislation” is hereby amended and restated in its entirety as follows:

““Bail-In Legislation”: (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule. and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).”

(f)    The definition of “Commitment Fee Rate” is hereby amended and restated in its entirety as follows:

“Commitment Fee Rate”: for each day during each calculation period, a rate per annum equal to (a) until delivery of financial statements for the second full fiscal quarter commencing on or after the Closing Date pursuant to subsection 7.1, 0.08%, and (b) at any time thereafter, the rate per annum based on the Consolidated Net Leverage Ratio for such day, as set forth below:

Tier	Consolidated Net Leverage Ratio	Commitment Fee Rate (bps)
I	>2.25:1.00	40.0
II	≤2.25:1.00 but >2.00:1.00	12.5
III	≤2.00:1.00 but >1.50:1.00	10.0
IV	≤1.50:1.00 but >0.50:1.00	8.0
V	≤0.50:1.00	6.0

The applicable Commitment Fee Rate for the purpose of paragraph (b) above will be set on the day which is five Business Days following the receipt by the Administrative Agent of the financial statements referenced in subsection 7.1(a) or subsection 7.1(b), as the case may be, and shall apply until, but not including, the next date on which the applicable Commitment Fee Rate is reset in accordance with the provisions hereof; provided, however, that notwithstanding the foregoing, if any financial statements are not received by the Administrative Agent within the time period relating to such financial statements as provided in subsection 7.1(a)

or subsection 7.1(b), as the case may be, the applicable Commitment Fee Rate will be 0.40% until the day which is five Business Days following the receipt by the Administrative Agent of such financial statements; and further provided, however, that the Lenders shall not in any way be deemed to have waived any Event of Default or any remedies hereunder (including, without limitation, remedies provided in Section 9) in connection with the provisions of the foregoing proviso.

(g)     The definition of “Consolidated EBITDA” is hereby amended and restated in its entirety as follows:

““Consolidated EBITDA”: for any period, Consolidated Operating Income plus, without duplication, (a) Consolidated Interest Income, (b) depreciation, (c) amortization, (d) the Designated Charges and (e) to the extent deducted in computing Consolidated Operating Income, stock-based compensation of the Parent Borrower and its Subsidiaries for such period, determined on a consolidated basis and as calculated consistent with the manner disclosed by the Borrower in its Annual Report on Form 10-K for the fiscal year ended December 31, 2016.”

(h)    The definition of “Designated Charges” is hereby amended and restated in its entirety as follows:

““Designated Charges”: for any period, to the extent deducted in computing Consolidated Operating Income, the aggregate of total (a) extraordinary, unusual or non-recurring charges and expenses, (b) restructuring, consolidation, transaction, integration or other similar charges and expenses and (c) cost savings as a result of a reduction in force, salary, benefit and other related reductions; provided that (x) the aggregate amount under clauses (b) and (c) for any applicable period shall not exceed (i) in the case of any such period ending on or prior to December 31, 2019, 10% of Consolidated EBITDA for such period, (ii) in the case of any such period ending after December 31, 2019 and on or prior to March 31, 2021, $100,000,000 and (iii) in the case of any such period ending after March 31, 2021, 10% of Consolidated EBITDA for such period; in each case, determined on a consolidated basis in accordance with GAAP and as calculated consistent with the manner disclosed by the Borrower in its Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and (y) the aggregate amount under clause (c) for any applicable period ending after December 31, 2019 and on or prior to March 31, 2021 shall not exceed $25,000,000.”

(i)    The definition of “EEA Financial Institution” is hereby amended and restated in its entirety as follows:

““EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.”

(j)     Clauses (i) and (ii) of the definition of “Interest Period” are hereby amended and restated in their entirety as follows:

“(i)    initially, the period commencing on the Borrowing Date or conversion date, as the case may be, with respect to such LIBOR Loan and ending seven days or, one, two (except in the case of any Eurocurrency Borrowing in Euros), three or six months (or, with respect to any Eurocurrency Borrowing other than a Eurocurrency Borrowing in Australian Dollars, if available to all Lenders, twelve months) thereafter, as selected by the relevant Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and

(ii)     thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such LIBOR Loan and ending seven days or, one, two (except in the case of any Eurocurrency Borrowing in Euros), three or six months (or, with respect to any Eurocurrency Borrowing other than a Eurocurrency Borrowing in Australian Dollars, if available to all Lenders, twelve months) thereafter, as selected by the relevant Borrower by irrevocable notice to the Administrative Agent not less than three Business Days, in the case of LIBOR Loans in Dollars, and four Business Days, in the case of LIBOR Loans in Available Foreign Currencies, prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:”

(k)     The definition of “Interpolated Rate” is hereby amended and restated in its entirety as follows:

““Interpolated Rate”: at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available) that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which the LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time. When determining the rate for a period which is less than the shortest period for which the LIBO Screen Rate is available, the LIBO Screen Rate for purposes of paragraph (a) above shall be deemed to be the overnight screen rate where “overnight screen rate” means the overnight rate for Dollars determined by the Administrative Agent from such service as the Administrative Agent may select.”

(l)     The definition of “LIBO Screen Rate” is hereby amended and restated in its entirety as follows:

““LIBO Screen Rate”: for any day and time, with respect to any Eurocurrency Borrowing for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for U.S. Dollars for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); provided that if the LIBO Screen Rate as so determined would be less than 1.00%, such rate shall be deemed to be 1.00% for the purposes of this Agreement.”

(m)     The definition of “Note Purchase Agreements” is hereby amended and restated as follows:

““Note Purchase Agreements”: (a) the Second Amended and Restated Master Note Facility, dated as of June 29, 2018, by and among Henry Schein, Inc., New York Life Investment Management LLC (“New York Life”), and each New York Life affiliate party thereto, (b) the Second Amended and Restated Private Shelf Agreement, dated as of June 29, 2018, by and among Henry Schein, Inc., Prudential Investment Management, Inc. (“Prudential”) and each Prudential affiliate party thereto and (c) the Second Amended and Restated Multicurrency Master Note Purchase Agreement, dated as of June 29, 2018, by and among Henry Schein, Inc., Metropolitan Life Insurance Company, MetLife Investment Advisors Company, LLC (together, “Metlife”) and each MetLife affiliate party thereto, each as amended.”

(n)     The definition of “Prime Rate” is hereby amended and restated in its entirety as follows:

““Prime Rate”: the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.”

(o)     The definition of “Write-Down Conversion Powers” is hereby amended and restated in its entirety as follows:

““Write-Down and Conversion Powers”: (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule., and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.”

(p)    The following language shall be added as a new Subsection 1.6:

“Divisions.

For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of Equity Interests at such time.

(q)     Subsection 3.6 of the Credit Agreement is amended and restated in its entirety as follows:

“(a)     If prior to the first day of any Interest Period:

the Administrative Agent shall have determined in good faith (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate or the Adjusted LIBO Rate, as applicable (including, without limitation, because the LIBO Screen Rate is not available or published on a current basis), for such Interest Period, or the Administrative Agent shall have received notice from the Majority Lenders that the LIBO Rate or the Adjusted LIBO Rate, as applicable, determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as given in good faith and conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give email or telephonic notice thereof to the Borrower and the Lenders as soon as practicable thereafter. If such notice is given, (w) any LIBOR Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans, provided, that, notwithstanding the provisions of subsection 2.2, the Borrower may cancel the request for such LIBOR

Loan by written notice to the Administrative Agent one Business Day prior to the first day of such Interest Period and the Borrower shall not be subject to any liability pursuant to subsection 3.11 with respect to such cancelled request, (x) any Loans that were to have been converted on the first day of such Interest Period to LIBOR Loans shall be continued as ABR Loans, and (y) any outstanding LIBOR Loans shall be converted, on the first day of such Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further LIBOR Loans shall be made or continued as such, nor shall the Borrower have the right to convert ABR Loans to LIBOR Loans.

(b)    Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace the LIBO Rate with a Benchmark Replacement. The parties shall use commercially reasonable efforts to satisfy any applicable Internal Revenue Service guidance, including Proposed Treasury Regulation Section 1.1001-6 and any future guidance, to the effect that any Benchmark Replacement will not result in a deemed exchange of any Loan under this Agreement for U.S. federal income tax purposes. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower, so long as the Administrative Agent has not received, by such time, written notice of objection to such proposed amendment from Lenders comprising the Majority Lenders; provided that, with respect to any proposed amendment containing any SOFR-Based Rate, the Lenders shall be entitled to object only to the Benchmark Replacement Adjustment contained therein. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Majority Lenders have delivered to the Administrative Agent written notice that Majority Lenders accept such amendment. No replacement of LIBO Rate with a Benchmark Replacement will occur prior to the applicable Benchmark Transition Start Date.

(c)    In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(d)    The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 3.6, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 3.6.

(e)    Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurocurrency Borrowing, such Borrowing shall be made as an ABR Borrowing.”

(r)     Subsection 5.2 of the Credit Agreement is hereby amended by adding the following proviso at the end of the definition thereof:

“; provided that, for purposes of this Section 5.2, and only from the Second Amendment Effective Date until July 1, 2020, the impacts of the existing Coronavirus pandemic on the business, operations or financial condition of the Parent Borrower and its Subsidiaries taken as a whole that have occurred and were disclosed in writing to the Lenders prior to the Second Amendment Effective Date will be disregarded.”

(s)    Subsection 8.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Financial Covenant. (a) Permit the Consolidated Net Leverage Ratio at any time during any period of four consecutive fiscal quarters of the Parent Borrower ending on before March 31, 2021 to exceed 3.75 to 1.0 or (b) permit the Consolidated Net Leverage Ratio at any time during any period of four consecutive fiscal quarters of the Parent Borrower ending after March 31, 2021 to exceed 3.25 to 1.0; provided, that, to the extent the Parent Borrower consummates during any fiscal quarter of the Parent Borrower ending after March 31, 2021, an acquisition permitted by this Agreement for aggregate cash consideration exceeding $150,000,000, the Parent Borrower may elect, upon written notice to the Administrative Agent which shall be provided no later than the last Business Day of the fiscal quarter in which the relevant acquisition is consummated and, together with any such elections prior to the Second Amendment Effective Date, no more than three times prior to the Termination Date, to increase the maximum Consolidated Net Leverage Ratio required by clause (b) of this subsection 8.1 to 3.75 to 1.0 for the four consecutive fiscal quarters of the Parent Borrower following such acquisition (commencing with and including the fiscal quarter in which such acquisition was consummated).”

(t)     Subsection 11.19 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Acknowledgement and Consent to Bail-In of Affected Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)    the effects of any Bail-In Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.”

(u)     The following language shall be added as a new Subsection 11.20:

“Acknowledgement Regarding Any Supported QFCs.

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Hedging Agreements, Swap Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)    As used in this Section 11.20, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).”

SECTION 3. Representations and Warranties. On and as of the date hereof, the Parent Borrower hereby confirms and reaffirms that, after giving effect to this Amendment, (i) the representations and warranties contained in Section 5 of the Credit Agreement and in the other Loan Documents are true and correct in all material respects on and as of the date hereof as if made on and as of such date (or, if any such representation and warranty is expressly stated to have been made as of a specific date, as of such specific date), except that with respect to the representations and warranties contained in subsection 5.6 of the Credit Agreement, such representations and warranties shall be qualified by the disclosures in the Parent Borrower’s public filings with the Securities and Exchange Commission; and (ii) no Default or Event of Default has occurred and is continuing on and as of the Second Amendment Effective Date or immediately after giving effect to this Amendment.

SECTION 4. Conditions to Effectiveness. (a) The amendments set forth in Section 2 of this Amendment shall become effective on the first date on which the following conditions precedent have been satisfied or waived (the first date on which such conditions shall have been so satisfied or waived, the “Second Amendment Effective Date”):

(i)    The Administrative Agent (or its counsel) shall have received from the Parent Borrower, the Administrative Agent and each Lender a counterpart of this Amendment executed and delivered on behalf of such party.

(ii)    The Administrative Agent shall have received a certificate signed by a Responsible Officer of the Parent Borrower certifying that the conditions specified in clauses (a)(iii) and (a)(iv) of this Section 5 have been satisfied as of the Second Amendment Effective Date.

(iii)    The representations and warranties contained in Section 5 of the Credit Agreement and in the other Loan Documents shall be true and correct in all material respects on and as of the Second Amendment Effective Date as if made on and as of such date (or, if any such representation and warranty is expressly stated to have been made as of a specific date, as of such specific date), except that with respect to the representations and warranties contained in subsection 5.6 of the Credit Agreement, such representations and warranties shall be qualified by the disclosures in the Parent Borrower’s public filings with the Securities and Exchange Commission.

(iv)    No Default or Event of Default shall have occurred and be continuing on and as of the Second Amendment Effective Date or immediately after giving effect to this Amendment.

(v)    The Administrative Agent shall have received all fees required to be paid on or prior to the Second Amendment Effective Date and all out-of-pocket expenses required to be reimbursed or paid by the Parent Borrower hereunder or under the Credit Agreement for which invoices have been presented to the Borrower.

(vi) (A) The Administrative Agent shall have received all documentation and other information with respect to the Parent Borrower and the Guarantors as required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and (B) to the extent the Parent Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation (as defined in the Amended Credit Agreement), any Lender that has requested a Beneficial Ownership Certification (as defined in the Amended Credit Agreement) in a written notice to the Parent Borrower, at least 10 days prior to the date hereof, shall have received, at least five days prior to the date hereof, such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Amendment, the condition set forth in this clause (B) shall be deemed to be satisfied).

(b)    The amendments set forth in Section 2 of this Amendment shall become effective on and subject to the occurrence of the Second Amendment Effective Date upon the receipt by the Administrative Agent of a counterpart of this Amendment executed and delivered on behalf of each of the Lenders.

SECTION 5. Continuing Effect; No Other Amendments or Consents.

(a)    Except as expressly provided herein, all of the terms and provisions of the Credit Agreement are and shall remain in full force and effect. The amendments provided for herein are limited to the specific subsections of the Credit Agreement specified herein and shall not constitute a consent, waiver or amendment of, or an indication of the Administrative Agent’s or the Lenders’ willingness to consent to any action requiring consent under any other provisions of the Credit Agreement or the same subsection for any other date or time period. Upon the effectiveness of the amendments set forth herein, on and after the Second Amendment Effective Date, each reference in the Credit Agreement to “this Agreement,” “the Agreement,” “hereunder,” “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “Credit Agreement,” “thereunder,” “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Amended Credit Agreement.

(b)    The Parent Borrower agrees with respect to each Loan Document to which it is a party that all of its obligations and liabilities under such Loan Document shall remain in full force and effect on a continuous basis in accordance with the terms and conditions of such Loan Document after giving effect to this Amendment.

(c)    The Parent Borrower and the other parties hereto acknowledge and agree that this Amendment shall constitute a Loan Document.

SECTION 6. Expenses. The Parent Borrower agrees to pay or reimburse the Administrative Agent and its affiliates for all their reasonable and invoiced out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of this Amendment and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable and documented fees and disbursements of Simpson Thacher & Bartlett LLP, counsel to the Administrative Agent.

SECTION 7. Counterparts; Electronic Execution.

(a)    This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Amendment by email or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

(b)    Delivery of an executed counterpart of a signature page of this Amendment by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Amendment. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Amendment and the transactions contemplated hereby shall be deemed to include an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record (each an “Electronic Signature”), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent. Without limiting the generality of the foregoing, each party hereto hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and the Loan Parties, electronic images of this Amendment or any other Loan Documents (in each case, including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (ii) waives any argument, defense or right to contest the validity or enforceability of this Amendment or any of the other Loan Documents based solely on the lack of paper original copies of this Amendment or any other Loan Documents, including with respect to any signature pages hereto or thereto.

SECTION 8. GOVERNING LAW. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

HENRY SCHEIN, INC., as Parent Borrower

by

/s/ Michael Amodio
	Name:	Michael Amodio
	Title:	Vice President and Treasurer

[Signature Page to Second Amendment to Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent and a Lender

by

/s/ Sarah Gang
	Name:	Sarah Gang
	Title:	Executive Director

[Signature Page to Second Amendment to Credit Agreement]

Australia and New Zealand Banking Group Limited, as a Lender

by

/s/ Robert Grillo
	Name:	Robert Grillo
	Title:	Director

[Signature Page to Second Amendment to Credit Agreement]

BANK OF AMERICA, N.A., as a Lender

by

/s/ Martha Novak
	Name:	Martha Novak
	Title:	Senior Vice President

[Signature Page to Second Amendment to Credit Agreement]

THE BANK OF NEW YORK MELLON, as a Lender

by

/s/ Clifford A. Mull
	Name:	Clifford A. Mull
	Title:	Director

[Signature Page to Second Amendment to Credit Agreement]

HSBC BANK USA, N.A., as a Lender

by

/s/ Santiago Riviere
	Name:	Santiago Riviere
	Title:	MD

[Signature Page to Second Amendment to Credit Agreement]

ING BANK N.V., DUBLIN BRANCH, as a Lender

by

/s/ Sean Hassett
	Name:	Sean Hassett
	Title:	Director

by

/s/ Cormac Langford
	Name:	Cormac Langford
	Title:	Director

[Signature Page to Second Amendment to Credit Agreement]

MUFG BANK, LTD., as a Lender

by

/s/ Jack Lonker
	Name:	Jack Lonker
	Title:	Director

[Signature Page to Second Amendment to Credit Agreement]

TD BANK, N.A., as a Lender

by

/s/ Maciej Niedzwiecki
	Name:	Maciej Niedzwiecki
	Title:	Senior Vice President

[Signature Page to Second Amendment to Credit Agreement]

UNICREDIT BANK AG, NEW YORK BRANCH, as a Lender

by

/s/ Kimberly Sousa
	Name:	Kimberly Sousa
	Title:	Managing Director

by

/s/ Laura Shelmerdine
	Name:	Laura Shelmerdine
	Title:	Associate Director

[Signature Page to Second Amendment to Credit Agreement]

US BANK, NATIONAL ASSOCIATION, as a Lender

by

/s/ Michael West
	Name:	Michael West
	Title:	Senior Vice President

[Signature Page to Second Amendment to Credit Agreement]